=============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549-1004

                             --------------------


                                   FORM 8-K/A


                             --------------------


                                CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JANUARY 30, 1998

                              -------------------

                                K N ENERGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              -------------------


       KANSAS                       1-6446                      48-0290000
   (State or other           (Commission File Number)        (I.R.S. Employer
   jurisdiction of                                          Identification No.)
  incorporation or
    organization)


370 VAN GORDON STREET
   P.O. BOX 281304
  LAKEWOOD, COLORADO                                             80228-8304
(Address of Principal                                            (Zip Code)
  Executive Offices)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (303) 989-1740


=============================================================================

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         (a) On January 30, 1998, K N Energy, Inc., a Kansas corporation (the "Company"), acquired from Occidental Petroleum Corporation, a Delaware corporation ("Occidental"), all of the outstanding shares of common stock, par value $.01 per share, of MidCon Corp., a Delaware corporation and a wholly-owned subsidiary of Occidental ("MidCon"), and a note issued by MidCon's employee stock ownership plan for approximately $2.1 billion in cash and a short-term note in the aggregate principal amount of approximately $1.39 billion. The purchase price was determined as a result of arm's length negotiations between senior management of the Company and Occidental. As a result of the acquisition, MidCon became a wholly-owned subsidiary of the Company.


        The total amount of funds required by the Company to complete the acquisition, including payment of related transaction costs, was approximately $2,449 million, which was financed through Credit Agreements, dated as of January 30, 1998, among the Company, Morgan Guarantee Trust Company of New York and a syndicate of lenders.


        MidCon is engaged in the purchase, gathering, processing, transmission, storage and sale of natural gas to utilities, municipalities and industrial and commercial users. MidCon operates over 13,000 miles of natural gas pipelines which are strategically located in the center of the North American pipeline grid. These pipeline assets include two major interconnected transmission pipelines terminating in the Chicago area: one originating in West Texas and the other in the Gulf Coast areas of Texas and Louisiana, as well as a major intrastate pipeline located in Texas. In addition, MidCon is one of the nation's largest storage operators. MidCon also purchases electricity from electric utilities, and other electric power producers and marketers and resells the electricity to wholesale and end-use customers.

         A copy of the Company's press release dated January 30, 1998, is attached hereto as an exhibit and incorporated herein by reference.


         (b) Certain of the assets of MidCon constitute plant, equipment and other physical property utilized in the business of MidCon as previously described, and the Company intends to continue such use.


ITEM 7.  FINANCIAL STATEMENT AND EXHIBITS.

(a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED


        Audited financial statements for MidCon Corp. and subsidiaries as of and for each of the three years ended December 31, 1997 are included herein.


(b)  UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS



        Unaudited pro forma condensed balance sheet at September 30, 1997, unaudited pro forma condensed statements of income for the year ended December 31, 1996 and the nine months ended September 30, 1997 and related notes are included herein.


(c)  EXHIBITS


EXHIBIT             DESCRIPTION
  NO.
-------             -----------
2                   Stock Purchase Agreement, dated December 18, 1997, between
                    Occidental Petroleum Corporation and K N Energy, Inc.
                    (incorporated by reference to Exhibit 2.1 to the Company's registration statement on Form S-3 (File No. 333-44421)).
23                  Consent of Arthur Andersen LLP.
99.1                Press Release dated January 30, 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE BOARD OF DIRECTORS OF MIDCON CORP.:

We have audited the accompanying consolidated balance sheets of MIDCON CORP. (a Delaware corporation and a wholly-owned subsidiary of Occidental Petroleum Corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MidCon Corp. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                        /s/ Arthur Andersen LLP

                                                        ARTHUR ANDERSEN LLP


Chicago, Illinois
January 23, 1998

                          MIDCON CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,
                                   (THOUSANDS)



                                                                   1997                1996               1995
                                                                   ----                ----               ----
REVENUES:

        Gas sales, transportation, storage and
           other operating revenues                               $3,045,081          $2,574,211         $2,038,444

        Interest and other income                                     13,115               1,187             11,686

        Earnings of pipeline ventures (Note 15)                       11,799              12,716             18,155
                                                            -----------------   -----------------   ----------------

                                                                   3,069,995           2,588,114          2,068,285
                                                            -----------------   -----------------   ----------------

COSTS AND OTHER DEDUCTIONS:

        Cost of sales                                              2,540,928           1,981,235          1,473,370

        Selling, general and administrative and other
           operating expenses (Note 3.n)                             111,824             108,347            167,235

        Depreciation (Note 3.f)                                      149,599             177,511            193,112

        Taxes other than income taxes                                 30,297              46,226             42,357

        Interest expense (Notes 2.a and 2.b)                         241,838              79,626             23,286

        Other                                                          1,445               2,000              1,646
                                                            -----------------   -----------------   ----------------

                                                                   3,075,931           2,394,945          1,901,006
                                                            -----------------   -----------------   ----------------


INCOME (LOSS) BEFORE INCOME TAXES                                     (5,936)            193,169            167,279
PROVISIONS FOR AND CHARGE-IN-LIEU OF
        INCOME TAXES (NOTE 7)                                         (1,426)             76,684             60,653
                                                            -----------------   -----------------   ----------------

NET INCOME (LOSS)                                                    ($4,510)           $116,485           $106,626
                                                            =================   =================   ================



The accompanying notes are an integral part of these financial statements.

                          MIDCON CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 AT DECEMBER 31,
                                   (THOUSANDS)



                                                                                 1997                     1996
                                                                                 ----                     ----
ASSETS

CURRENT ASSETS:

         Cash and cash equivalents (Note 3.c)                                  $14,122                   $4,258

         Restricted deposits (Note 3.g)                                         19,074                   38,623

         Receivables
               Affiliated companies (Note 3.d, 7, and 13)                      348,912                  415,643
               Customers                                                        32,501                    9,363
               Other                                                            10,178                   26,324

         Interest-bearing receivables,
               net - affiliated companies (Note 3.c and 13)                     87,495                   25,361

         Gas transportation imbalances (Note 3.i)                               55,090                   56,106

         Materials and supplies (Note 3.e)                                      16,938                   11,718

         Net properties to be dividended, net of tax (Note 2.d)                301,582                  308,804

         Gas stored underground (Note 14)                                       33,730                   39,343

         Prepayments                                                             7,774                   20,187

         Deferred income taxes (Note 7)                                         49,759                   77,277
                                                                     ------------------        -----------------
               Total Current Assets                                            977,155                1,033,007
                                                                     ------------------        -----------------

PROPERTY, PLANT AND EQUIPMENT (NOTE 2.c AND 3.f)                             6,658,587                6,876,061
         Accumulated depreciation (Note 2.c)                                (1,622,325)              (1,785,257)
                                                                     ------------------        -----------------
               Net Property, Plant and Equipment (Note 3.m)                  5,036,262                5,090,804
                                                                     ------------------        -----------------


LONG-TERM INTERCOMPANY RECEIVABLE (NOTE 7)                                      50,345                   33,197

GAS STORED UNDERGROUND-NONCURRENT (NOTE 14)                                    399,537                  413,334

INVESTMENTS IN PIPELINE VENTURES (NOTE 15)                                      49,829                   53,141

DEFERRED CHARGES AND OTHER ASSETS                                               14,540                   28,879
                                                                     ------------------        -----------------

TOTAL ASSETS                                                                $6,527,668               $6,652,362
                                                                     ==================        =================




The accompanying notes are an integral part of these financial statements.

                          MIDCON CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 AT DECEMBER 31,
                        (THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                                   1997                    1996
-----------------------------------------------------------------------     -----------------       -----------------
LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:

       Bank overdrafts                                                               $76,427                 $68,153

       Payables -
           Affiliated companies (Note 3.d)                                            15,364                   2,857
           Trade                                                                     245,363                 301,569
           Contract impairment (Note 3.h)                                              5,745                   1,126
           Other                                                                      50,284                  47,790

       Dividend payable, affiliates (Note 2.d)                                       301,582                 308,804

       Rate refund payable (Note 5)                                                         -                 15,218

       Gas transportation imbalances (Note 3.i)                                       87,287                  83,310

       Current portion of long-term ESOP debt (Note 2.a)                              13,568                  12,574

       Other                                                                         102,395                 120,213
                                                                            -----------------       -----------------

           Total Current Liabilities                                                 898,015                 961,614
                                                                            -----------------       -----------------

OTHER LIABILITIES AND DEFERRED CREDITS:

       Reserve for contract impairment (Note 3.h)                                           -                 43,775

       Intercompany liability (Note 13)                                                     -                 32,696

       Interest-bearing notes, affiliated companies (Notes 2.b)                    1,600,000               1,600,000

       Long-term ESOP debt (Note 2.a)                                              1,372,458               1,386,026

       Postretirement benefits other than pensions (Note 8)                           94,618                  89,780

       Other                                                                         134,227                 157,400
                                                                            -----------------       -----------------

           Total Other Liabilities and Deferred Credits                            3,201,303               3,309,677
                                                                            -----------------       -----------------

DEFERRED INCOME TAXES (NOTE 2.c AND 7)                                             1,684,548               1,680,354
                                                                            -----------------       -----------------

CONTINGENT LIABILITIES AND COMMITMENTS (NOTES 4, 5, 6 AND 12)

MINORITY EQUITY IN SUBSIDIARIES AND PARTNERSHIPS (NOTE 1)                              7,331                   8,076
                                                                            -----------------       -----------------

STOCKHOLDER'S EQUITY:
       Common Stock, $.01 par value, authorized 2,000,000 shares,
           outstanding 1,400,000 shares                                                   14                      14

       Unearned ESOP shares (Note 9)                                              (1,347,387)             (1,393,849)

       Additional paid-in capital                                                  2,001,938               2,000,060

       Retained earnings                                                              81,906                  86,416
                                                                            -----------------       -----------------

           Total Stockholder's Equity                                                736,471                 692,641
                                                                            -----------------       -----------------

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                                        $6,527,668              $6,652,362
                                                                            =================       =================


The accompanying notes are an integral part of these financial statements.

                          MIDCON CORP. AND SUBSIDIARIES
                           CONSOLIDATED STATEMENTS OF
                              STOCKHOLDER'S EQUITY
                                   (THOUSANDS)


                                                                                 Unearned        Additional        Retained
                                                                 Common            ESOP            Paid-In         Earnings
                                                                  Stock           Shares           Capital         (Deficit)
                                                                  -----           ------           -------         ---------

BALANCE, DECEMBER 31, 1994                                     $      -        $      -         $4,280,577          $91,633

Net income                                                            -               -                  -          106,626

Dividend of intercompany receivable
    to Parent (Note 3.c)                                              -               -           (922,470)        (228,328)
                                                               --------        --------           --------         --------



BALANCE, DECEMBER 31, 1995                                            -               -          3,358,107          (30,069)

Net income                                                            -               -                  -          116,485

Dividend of subsidiaries and properties (Note 2.c)                    -               -           (672,407)               -

Contribution of intercompany debt (Note 2.b)                          -               -            914,703                -

Non-cash dividend (Note 2.b)                                          -               -         (1,600,000)               -

Stock split (Note 2.b)                                               14               -                (14)               -

Unearned ESOP shares (Note 9)                                         -      (1,400,000)                 -                -

Dividends on unearned ESOP shares (Note 2.a)                          -               -              3,348                -

Release of ESOP shares, net of tax effect (Note 9)                    -           6,151             (3,677)               -
                                                               --------        --------           --------         --------

BALANCE, DECEMBER 31, 1996                                           14      (1,393,849)         2,000,060           86,416

Net loss                                                              -               -                   -          (4,510)

Release of ESOP shares, net of tax effect (Note 9)                    -          46,462            (28,882)               -

Dividends on unearned ESOP shares, net of tax effect                  -               -             19,400                -
                                      (Note 2.a)
Non-cash dividend of properties                                       -               -             (4,075)               -

Adjustment to dividend of subsidiaries and properties                 -               -             15,435                -
                                                               --------        --------           --------         --------

BALANCE, DECEMBER 31, 1997                                          $14     ($1,347,387)        $2,001,938          $81,906
                                                               ========     ===========         ==========         ========


The accompanying notes are an integral part of these financial statements.

                          MIDCON CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,
                                   (THOUSANDS)

                                                                                            1997            1996           1995
                                                                                            ----            ----           ----

CASH FLOWS FROM OPERATING ACTIVITIES:

          Net Income (Loss)                                                            $    (4,510)      $ 116,485     $  106,626
          Income adjustments -
                Depreciation                                                               149,599         177,511        193,112
                Deferred income tax charge (benefit)                                        31,316          (1,909)       (65,710)
                Other noncash charges (credits) to income, net (Note 3.h and 3.n)          (28,871)         28,966         43,382
                Distributions from (to) pipeline ventures, net of earnings                   3,357           1,385         (3,439)
                Compensation expense (Note 9)                                                2,093             217              -

          Changes in operating assets and liabilities:
                Decrease (increase) in accounts receivable                                    (583)          1,248          2,166
                Decrease (increase) in accounts receivable from affiliates                  65,102        (190,120)        17,405
                Decrease (increase) in inventories                                          (2,687)         32,492         16,448
                Decrease (increase) in prepaid and other assets                             16,601         (26,384)        (7,959)
                Change in gas transportation imbalances, net                                 4,993           8,494         (4,513)
                Increase (decrease) in accounts payable and accrued
                     liabilities (Note 5)                                                  (80,871)        150,089       (160,088)
                Increase (decrease) in accounts payable to affiliates                        4,063          (4,029)          (752)
                Increase (decrease) in income taxes                                        (11,063)         (2,805)         4,319
          Other operating, net                                                              26,781         (24,567)        26,308
                                                                                            ------         -------         ------

                Net cash provided by operating activities                                  175,320         267,073        167,305
                                                                                           -------         -------        -------

CASH FLOWS FROM INVESTING ACTIVITIES:

          Capital expenditures                                                             (95,598)       (146,883)      (150,229)
          Acquisition of cushion gas                                                             -         (91,212)             -
          Proceeds (costs) from disposal of property, plant and equipment, net              (1,534)          4,111         (2,682)
          Other investing, net                                                              (6,214)         (1,008)           267
                                                                                            ------          ------            ---

                Net cash used by investing activities                                     (103,346)       (234,992)      (152,644)
                                                                                          --------        --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:

          Retirement of debt                                                                     -          (7,500)          (500)
          Amounts paid to minority interest                                                 (2,762)         (2,583)        (3,745)
          Net change in interest-bearing receivables/payables with
              affiliated companies and intercompany liability                              (59,348)        (28,154)        (8,100)
                                                                                           -------         -------         ------

                Net cash used in financing activities                                      (62,110)        (38,237)       (12,345)
                                                                                           -------         -------        -------

Increase (decrease) in cash and cash equivalents                                             9,864          (6,156)         2,316
                                                                                             -----          ------          -----

Cash and cash equivalents at beginning of year                                               4,258          10,414          8,098
                                                                                             -----          ------          -----

Cash and cash equivalents at end of year                                                   $14,122          $4,258        $10,414
                                                                                           =======          ======        =======


The accompanying notes are an integral part of these financial statements.

                          MIDCON CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)      DESCRIPTION OF COMPANY

         MidCon Corp. ("MidCon" and, together with its subsidiaries, "Company") is a wholly-owned subsidiary of Occidental Petroleum Corporation (Occidental). On December 18, 1997, Occidental announced that it had signed a definitive agreement to sell the Company for $3.49 billion of consideration, subject to certain supplemental adjustments, to KN Energy, Inc. The transaction is expected to close in the first quarter of 1998.

         MidCon, through its subsidiaries, engages in interstate and intrastate natural gas transmission and marketing as well as electric power marketing. The Company purchases, transports, stores and processes gas and sells gas to utilities, municipalities and industrial and commercial users. One subsidiary purchases electricity from electric utilities and other electric power producers and marketers and resells electricity to wholesale customers and other marketers.

         The principal subsidiaries of MidCon are Natural Gas Pipeline Company of America (Natural), which owns and operates a major interstate pipeline transmission system along with several storage facilities; MidCon Texas Pipeline Operator, Inc. (MTPO), which operates an intrastate pipeline system in Texas (see Note 2.c and 2.d); MidCon Gas Services Corp., which together with its subsidiaries (collectively MidCon Gas), engages in the purchase and sale of gas and arranges for the transportation and storage of natural gas; mc(2) Inc., which engages in the retail sale of natural gas and electricity; and MidCon Power Services Corp. (MidCon Power), which engages in the purchase and sale of electric power and arranges for the transmission of such power (see Note 18). Subsidiaries of the principal subsidiaries own interests in several gas pipeline joint ventures (see Note 15).

         Natural's interstate pipeline and storage operations are subject to extensive regulation by the Federal Energy Regulatory Commission (the
         FERC). The FERC regulates, among other things, rates and charges for storage and transportation of gas in interstate commerce, the construction and operation of interstate pipeline facilities and the accounts and records of interstate pipelines. Certain of MTPO's rates and other aspects of its business are subject to regulation by the Texas Railroad Commission.

(2)      MIDCON RECAPITALIZATION

         (a)   ESOP

               In November 1996, Occidental established the MidCon Corp. Employee Stock Ownership Plan (ESOP) (see Note 9) for the benefit of the eligible employees of the Company.

               Also, in November 1996, Occidental sold $1.4 billion of Occidental's Cumulative MidCon-Indexed Convertible Preferred Stock (CMIC Preferred Stock) to the MidCon Corp. ESOP Trust (the Trust). The CMIC Preferred Stock is convertible into Occidental common stock based on the value of the Company. The Trust paid for the CMIC Preferred Stock with $1.4 million cash and a $1.3986 billion 30-year promissory note (ESOP note), bearing interest at
               7.9 percent per annum, guaranteed by MidCon.

               Principal and interest payments on the ESOP note are due on December 31 in annual installments of approximately $123 million, commencing December 31, 1997, and continuing through December 31, 2026, upon which date all principal and interest remaining unpaid shall be immediately due and payable. Dividends on the CMIC Preferred Stock are payable at an annual rate of $21 per share, when and as declared by Occidental's Board of Directors. It is anticipated that MidCon will make discretionary annual contributions to the MidCon ESOP which, together with the annual dividends, will be used to repay the ESOP note. Dividends of $29.4 million and $3.3 million on unearned shares and a cash contribution of $93.6 million and $9.2 million were used for debt service on the ESOP note in 1997 and 1996, respectively.

               Results for the years 1997 and 1996, include interest expense of $110.5 million and $12.6 million, respectively, on the ESOP note and compensation expense of $2.1 million and $0.2 million, respectively, as discussed in Note 9.

         (b)   OTHER CAPITAL TRANSACTIONS

               Concurrent with the establishment of the ESOP, several transactions were recorded. MidCon had a 1,400,000-for-one split of the outstanding shares of its common stock, while the par value of such stock was changed from $1.00 per share to $.01 per share. Occidental contributed to the capital of MidCon $741 million of promissory notes previously issued by MidCon and $154 million of non-interest bearing intercorporate advances made by Occidental to MidCon that were outstanding as of November 30, 1996. In addition, MidCon declared a dividend, payable in the form of a $1.6 billion note payable to Occidental. The principal amount of this note is due and payable on December 31, 2026 and bears interest at an annual rate of 7.9 percent payable monthly through December 31, 2001. Thereafter, the rate changes to the London Interbank Offered Rate (LIBOR) plus 1.25 percent.

               Additionally, contributions to the Company's capital of $5.9 million and $11.6 million in 1997 and 1996, respectively, were recorded as receivables to reflect Occidental's responsibility under a tax sharing agreement with the Company to discharge the Company's tax liabilities relative to the taxable gains resulting from the 1996 dividends and asset transfers within MidCon (see
               Note 7). The receivable relating to the $11.6 million recorded in 1996 is presented as "Interest-Bearing Receivables, net affiliated companies" at December 31, 1996, and as "Long-Term Intercompany Receivable" at December 31, 1997 (see Note 7).

               Results for the years 1997 and 1996, include interest expense of $128.2 million and $16.5 million, respectively, on the $1.6 billion note.

         (c)   DIVIDEND OF SUBSIDIARIES AND PROPERTIES

               During 1996, MidCon dividended all the outstanding shares of common stock of its subsidiaries, Occidental Energy Ventures Corp. (OEVC) and MC Panhandle, Inc., to Occidental. Properties from other Company subsidiaries comprising certain oil and gas properties and well compressor properties were dividended to Occidental effective on December 31, 1996. The net income from these operations was $15 million and $9 million for the twelve months ended December 31, 1996 and 1995.

               Also, effective December 31, 1996, MidCon dividended 51 percent of its interest in an intrastate pipeline limited liability partnership to Occidental (see Note 2.d).

               A summary of the 1996 adjustments showing the effect of the above transactions on certain balance sheet accounts is presented below (in millions):


                                                                             INCREASE
                                                                             (DECREASE)

                       Property, Plant and Equipment                      $       (1,339)
                       Accumulated Depreciation                           $         (345)
                       Deferred Income Taxes                              $         (322)
                       Additional Paid-in Capital                         $         (672)

         (d)   LEASE OF INTRASTATE PIPELINE ASSETS

               In December 1996, MidCon merged its subsidiary MidCon Texas Pipeline Corp. (MidCon Texas) into a limited partnership, which then owned its Texas intrastate pipeline and related facilities. On December 31, 1996, fifty-one percent of the Company's ownership in the partnership was dividended to Occidental, who transferred it to a subsidiary of Occidental. A dividend to Occidental of the remaining 49 percent was made on January 1, 1998. This 49 percent interest is reflected in the accompanying consolidated balance sheets as "Net properties to be dividended, net of tax." MidCon formed a new subsidiary, MTPO, which assumed certain of the contracts and obligations of MidCon Texas before the merger. In addition, MTPO entered into an agreement with the limited partnership to lease the intrastate pipeline system owned by the limited partnership over a 30 year period commencing on January 1, 1997. The Company accounts for this lease as an operating lease. The initial annual lease fee is $30 million in 1997. The lease fee changes to $20 million for the years 1998 through 2001, $40 million for the years 2002 through 2005 and $30 million during the remaining lease term. Lease expense of $30 million will be recognized annually. The lease agreement requires MTPO to pay for taxes, insurance and maintenance expenses and contains restrictions concerning additions, dispositions and modifications to the leased property.

(3)      SIGNIFICANT ACCOUNTING POLICIES

         (a)   PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

               The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. The consolidated balance sheets at December 31, 1997 and 1996, reflect the transactions discussed in Notes 2(a) through (d) and do not consider the impact of the definitive agreement to sell the Company to KN Energy, Inc. discussed in Note 1. The consolidated income statement presented for 1996 includes the results of operations for the assets dividended for the entire twelve months with the exception of OEVC, which is included for nine months. All material intercompany transactions have been eliminated. The equity method of accounting is used for investments in pipeline ventures in which 50 percent or less of the voting interest is owned. The Company's financial statements reflect adjustments needed to present transactions with Occidental on a stand-alone basis.

         (b)   ACCOUNTING CHANGES

               The Company's adoption of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of", effective January 1, 1996, which assumed that the Company will continue to operate, maintain and, where appropriate, expand its business, did not have an impact on the Company's consolidated financial position or results of operations. The provisions require the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an impairment loss has occurred based on expected future cash flows, then a loss will be recognized in the income statement using a fair-value based model.

               In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." The statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Company's adoption of SFAS No. 125, effective January 1, 1997, did not have an impact on the Company's financial position or results of operations.

               In October 1996, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position No. 96-1, "Environmental Remediation Liabilities" (SOP 96-1), which provides authoritative guidance on specific accounting issues that are present in the recognition, measurement, display and disclosure of environmental remediation liabilities. The Company's adoption of SOP 96-1, effective January 1, 1997, did not have an impact on the Company's financial position or results of operations.

               The FASB has issued SFAS No. 130, "Reporting Comprehensive Income" to be effective for periods beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company believes that the application of the new standard will not have a material effect on the Company's financial position or results of operations.

               The FASB has issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" to be effective for periods beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company is currently assessing whether this standard will impact financial reporting.

         (c)   CASH AND CASH EQUIVALENTS AND INTEREST-BEARING
               RECEIVABLES/PAYABLES, NET - AFFILIATED COMPANIES

               Cash equivalents consist of interest bearing commercial paper and other bank deposits with initial maturities of three months or less. Cash equivalents totaled approximately $2.7 million and $1.5 million at December 31, 1997 and 1996, respectively.

               Occidental and its subsidiaries utilize a cash-management system designed to minimize cash balances and external borrowing. In November 1996, MidCon entered into a new intercompany cash management agreement with Occidental. This agreement, which was effective January 1, 1997, engages Occidental to continue to provide the Company with certain financing and cash management services. Amounts due from or to affiliates under this program are reflected as current assets and liabilities in the accompanying financial statements. Interest income and expense is allocated to the participating companies on the basis of the principal contributed or borrowed, respectively. Under the former cash management system, MidCon has periodically dividended, to its parent company, its interest bearing receivables from Occidental.

         (d)   RECEIVABLES/PAYABLES WITH AFFILIATED COMPANIES

               Receivable and payable balances with affiliates arise from transactions between the Company and Occidental's other subsidiaries. These transactions occur in the normal course of business at prices which approximate market.

               The Company transfers to an Occidental special purpose affiliate certain trade receivables under a revolving sales program with limited recourse, in connection with the ultimate sale for cash of such receivables. The Company retains the collection responsibility with respect to the receivables sold. An interest in new receivables is transferred monthly, representing the net difference between newly created receivables and collections made from customers. Fees and expenses related to the sales of receivables under this program are included in "Selling, general and administrative and other operating expenses."

               Pursuant to the terms of the definitive agreement to sell MidCon to KN Energy, Inc. (see Note 1), Occidental terminated this revolving sales program for MidCon receivables on January 21, 1998. The Company has agreed to repurchase all of the receivables previously sold by the Company that have not been collected prior to the date of the termination.

         (e)   INVENTORIES

               Inventories are stated at the lower of cost or market. Inventories of natural gas are determined using the average-cost method by MidCon Gas. Natural determines top gas storage inventory on the last-in, first-out (LIFO) method, while recoverable cushion gas inventories are determined by the average-cost method (see Note 14). The cost of materials and supplies inventories is determined using the average-cost method.

         (f)   PROPERTY, PLANT AND EQUIPMENT AND RELATED DEPRECIATION

               Property additions and major renewals and improvements are capitalized at cost. Interest costs incurred in connection with capital expenditures are capitalized and amortized over the lives of the related assets. Depreciation of natural gas transmission facilities is provided using primarily the straight-line method.

               Prior to the dividend of its oil and gas properties to Occidental, the Company accounted for these properties using the successful-efforts method. Costs of acquiring nonproducing acreage, costs of drilling successful explorations wells and development costs were capitalized (see Note 2.c). Depreciation of oil and gas producing properties was determined by the units-of-production method and was based on estimated recoverable reserves.

               Effective January 1, 1996, MidCon Texas revised the estimated average useful lives used to compute depreciation to a remaining useful life of 38 years. This revision was made to more properly reflect the current economic lives of the assets based on anticipated industry conditions. The aggregate effect of this change was an increase in net income for the year ended December 31, 1996 of $14.9 million.

               Property, plant and equipment includes purchase price adjustments related to the acquisition of the Company by Occidental in 1986. For Natural's rate making purposes, recovery is limited to the original cost of property, plant and equipment which includes an allowance for funds used during construction. The allocated purchase price, less subsequent accumulated depreciation, exceeded the amount subject to recovery through the rate-regulatory process by $4.0 billion and $4.1 billion at December 31, 1997 and 1996, respectively. This amount is being depreciated through the year 2034.

         (g)   RESTRICTED DEPOSITS

               The Company engages in hedging to decrease or modify its exposure to natural gas price risk. In accordance with New York Mercantile Exchange (NYMEX) rules, $19.1 million and $38.6 million of monies on deposit with brokers was restricted at December 31, 1997 and 1996, respectively, to meet trading requirements (see Notes 3.l and 11).

         (h)   RESERVE FOR CONTRACT IMPAIRMENT

               The contract impairment reserve recognizes the disadvantageous aspects of certain gas-purchase and sales contracts resulting from economic and regulatory conditions. Nearly all of these contracts or the disadvantageous aspects of these contracts have now been resolved.

               The contract impairment reserve includes reserves for the cost of the resolution of these gas purchase and sales contracts, including "take-or-pay" obligations. The noncurrent portion of the reserve was reduced by $42 million in 1997 and $52 million in 1996, with no impact on net income, primarily to reflect the settlement of an impaired contract, partial payment thereon and the payment of above market costs.

         (i)   GAS TRANSPORTATION IMBALANCES

               Gas transportation imbalances receivable and payable reflect gas volumes owed to Natural, MTPO and MidCon Gas or to their customers. For MTPO and MidCon Gas, imbalances are valued primarily at the weighted average cost of purchased gas.

               Natural's current imbalances are being settled on a monthly basis through established cashout procedures. These imbalances are valued at the applicable percentage of an average monthly index price determined in the month the imbalance occurred. The remaining imbalances not under the cashout procedure are valued at the projected gas settlement cost.

         (j)   SUPPLEMENTAL CASH FLOW INFORMATION

               Cash payments during the years 1997, 1996 and 1995 included income taxes of approximately $3.9 million, $5.0 million and $6.4 million, respectively. Interest paid for the same period, net of amounts capitalized, was $238.7 million, $77.6 million and $2.1 million.

         (k)   FAIR VALUE OF FINANCIAL INSTRUMENTS

               Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires the disclosure of the fair value of off- and on-balance sheet financial instruments. The Company has no material off-balance sheet financial instruments. All balances reflected in the consolidated balance sheets for financial instruments approximate market value.

         (l)   HEDGING ACTIVITIES

               The Company uses commodity futures contracts, options and swaps to hedge the impact of natural gas price fluctuations related to its business activities. Gains and losses on hedge contracts are deferred and recognized as an adjustment to sales revenue or purchase costs when the related transaction being hedged is finalized (see Note 11).

         (m)   RISKS AND UNCERTAINTIES

               The process of preparing consolidated financial statements in conformity with generally accepted accounting principles (GAAP) requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the consolidated financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts, generally not by material amounts. Management believes that these estimates and assumptions provide a reasonable basis for the fair presentation of the Company's financial position and results of operations.

               Included in the accompanying balance sheet is "Net Property, Plant and Equipment" at a carrying value of $5.0 billion as of December 31, 1997. These carrying values are based on the Company's plans and intentions to continue to operate, maintain and, where it is economically desirable, to expand its businesses. If future economic conditions result in changes in management's plans or intentions, the carrying values of the affected assets will be reviewed again and any appropriate adjustments made.

         (n)   LIABILITIES

               "Accrued liabilities current" and "Other noncurrent liabilities" include reserves relating to a reorganization of the Company's operations initiated in 1995, which were initially recorded as "Selling, general and administrative and other operating expenses" for $37 million during the fourth quarter of 1995. The current and noncurrent portion of the reserve totaled approximately $6 million and $3 million, respectively at December 31, 1997 and $12 million and $13 million, respectively, at December 31, 1996.

         (o)   INSURANCE

               Effective November 1, 1997, the Company became self-insured for its domestic general and products liability exposures up to $10 million per occurrence. As of December 31, 1997, the Company has a self-insurance reserve of approximately $3.1 million.

(4)      LITIGATION

         There are various lawsuits and proceedings pending against the Company. It is impossible at this time to determine the ultimate legal liabilities that may arise therefrom. However, in management's opinion, after taking into account reserves, the pending lawsuits and proceedings and claims should not have a material adverse effect upon the consolidated financial position or results of operations of the Company.

(5)      REGULATORY MATTERS

         On December 1, 1992, Natural filed with the FERC for a general rate increase to recover higher operating costs. The FERC permitted Natural to put the new rates into effect on June 1, 1993, subject to refund. In November 1994, Natural filed a proposed settlement of the rate case with the FERC. The settlement was approved by the FERC in January 1995. This settlement resulted in refunds being made to customers of approximately $128 million in 1995.

         On June 1, 1995, Natural filed a general rate case with the FERC to establish new rates as well as new or revised services. The FERC permitted Natural to place new rates into effect, subject to refund, on December 1, 1995. This date corresponded to the effective date of new transportation and storage agreements between Natural and its principal local distribution customers. Major issues in the rate case included the terms and conditions of new services, throughput levels used in the design of rates, discounting adjustments, levels of depreciation rates and return on investment, and the levels used in the design of fuel rates. In May 1996, Natural filed with the FERC an offer of settlement to resolve the remaining issues in the proceeding. On November 3, 1997, the FERC approved a settlement of this rate case substantially consistent with what Natural proposed and the related refunds were made in December 1997. This settlement of the rate case has had a favorable impact of approximately $9.0 million on operating margin for the year ended December 31, 1997.

         In 1994, a federal appellate court remanded to the FERC two orders determining that Great Lakes Gas Transmission Limited Partnership ("Great Lakes") should implement incremental rates rather than rolled in rates to recover the costs of certain expansions to its pipeline system. Under those orders, the customers of Great Lakes for which the expansion facilities had been built paid an incremental rate to cover the cost of the facilities while rates to other shippers, such as Natural, were unaffected. In June 1995, the FERC issued an order reversing its prior incremental rate decisions with retroactive effect to November 1991. As a result of the 1995 order, Natural has paid Great Lakes an additional $13.5 million for the period from November 1, 1991 through November 1, 1995, the date Natural's contract with Great Lakes terminated. Natural's request for rehearing of the FERC's June 1995 order was denied and Natural has sought judicial review of this FERC decision. Natural also filed a mechanism for recovery of the additional amounts paid to Great Lakes as a result of the June 1995 order. In January 1997, the FERC approved a settlement filed by Natural that resolves all issues related to Natural's recovery from customers of a portion of the additional payment made to Great Lakes. In January 1998, Natural was denied judicial review of the FERC decision. The Court also found that additional interest is due the Great Lakes customers who were erroneously charged incremental costs. Natural is reviewing the Court's ruling and is considering whether, and to what extent, to avail itself of its rights to further contest the ruling. Neither Natural nor the Company believe the ultimate resolution of these issues will have a material adverse effect upon the consolidated financial position or the results of operations of the Company.

         In January 1997, Amoco Production Company and Amoco Energy Trading Corporation ("Amoco") filed a complaint against Natural before the FERC contending that Natural had improperly provided its affiliate, MidCon Gas, transportation service on preferential terms, seeking termination of currently effective contracts and the imposition of civil penalties. A subsequent FERC staff audit made proposed findings that Natural has favored MidCon Gas, which Natural has challenged. In July, Amoco and Natural agreed to a settlement of this proceeding. Amoco has filed to withdraw its complaint subject to the FERC's procedures. Several intervenors have opposed the withdrawal of the complaint and Natural has filed an answer to that opposition. By order issued January 16, 1998, the FERC ruled that Natural had violated certain of the Commission's regulations regarding its business relationships with its affiliate, MidCon Gas. The FERC provided notice to Natural that it proposes to assess civil penalties of $8.8 million. The FERC is proposing to suspend one half of the penalty provided that for two years following the date of the order NGPL does not violate specified sections of the FERC's regulations. The Company has accrued $4.4 million as of December 31, 1997, relating to these civil penalties. Natural has thirty days to seek rehearing of the order and its findings as well as provide the FERC with any factual or legal arguments that it believes may justify reduction or remission by the FERC of the amount of the penalty proposed in the order. Natural is reviewing the orders and is considering whether, and to what extent, to avail itself of its rights to further contest the provisions. Neither Natural nor the Company believe the ultimate resolution of these issues will have a material adverse effect upon the consolidated financial position or results of operations of the Company.

(6)      CONTINGENT LIABILITIES AND COMMITMENTS

         As a result of FERC Order 636 prohibiting interstate pipelines from using their gas transportation and storage facilities to market gas to sales customers, Natural no longer had a sales market for the gas it was required to purchase, and Natural had a number of gas purchase contracts at prices in excess of the prevailing market price. Order 636 went into effect on Natural's system on December 1, 1993. Natural agreed to pay substantial transition costs to reform these contracts with gas suppliers. Settlement agreements reached by Natural and its former sales customers were approved by the FERC. Natural recovered a significant amount of the gas supply realignment (GSR) costs from those customers over a four year period beginning December 1, 1993. The FERC has also permitted Natural to implement a tariff mechanism to recover additional portions of its GSR costs in rates charged to transportation customers that were not party to the settlements. In July 1996, a Federal appellate court remanded Order 636 to the FERC for further explanation of aspects of its decision regarding recovery of GSR costs by interstate pipelines. Because of the settlements and FERC orders authorizing Natural's GSR cost recovery mechanism, the remand is not expected to have any significant impact on Natural. As of December 1, 1997, certain GSR costs allocated to interruptible transportation had not been recovered. To provide for recovery, the FERC has allowed additional GSR billing to new firm and interruptible contracts.

         The Company has certain other commitments and contingent liabilities under contracts, guarantees and joint ventures.

         In management's opinion, after taking into account reserves, none of such commitments and contingencies discussed above should have a material adverse effect upon the consolidated financial position or results of operations of the Company.

(7)      INCOME TAXES

         The Company is included in Occidental's consolidated federal tax return and unitary state tax returns. The consolidated provisions for these income taxes are determined as if the Company were a corporation that was not owned by Occidental and filed a separate consolidated income tax return. In addition, state income taxes are provided for all states in which the Company is included in a state return with Occidental, notwithstanding that the Company may not have been subject to tax in that jurisdiction but for its affiliation with Occidental. On the basis of a tax sharing agreement, the MidCon consolidated current federal and state tax liability owing to Occidental is reduced by an amount relating to the recognition of taxable gains discussed below.

         Taxable gains were recorded by the Company resulting from dividends and asset transfers to Occidental and within MidCon during 1996 (see Notes 2.b and 2.c). Since the Company is included in the consolidated federal income tax return of Occidental, these taxable gains are deferred and amortized until an event occurs requiring recognition of any remaining unamortized gains, such as the Company being transferred outside the consolidated group. Under the tax sharing agreement, Occidental is responsible for any tax associated with the gains resulting from dividends and asset transfers to Occidental during 1996 and associated transfers scheduled to occur on January 1, 1998, and is also responsible for the tax on the unamortized balance of any taxable gains resulting from the 1996 dividends and asset transfers within MidCon upon the occurrence of any event requiring acceleration of gain recognition. An intercompany receivable from Occidental has been recorded to reflect Occidental's responsibility to discharge these liabilities. This receivable will be applied to offset any tax liability accrued by the Company upon recognition of the gains.

         Taxable gains were recorded by the Company resulting from asset transfers unrelated to the dividends and asset transfers to Occidental during 1996 (see Note 2.c), and the tax associated therewith will not be reimbursed by Occidental under the Company's tax sharing agreement.

         The provisions (credits) for income taxes for the years ended December 31 were as follows (in millions):


                                               Allocated
                                              Consolidated
                                                 Taxes                   State                Total
                                              ------------               -----                -----
         1997
         ----
         Current                                   $(24.7)                $(8.0)               $ (32.7)
         Deferred                                    22.2                   9.1                   31.3
                                                   ------                 -----                 ------

                                                   $ (2.5)                $ 1.1                $  (1.4)
                                                   ======                 =====                =======

         1996
         ----

         Current                                   $ 68.0                 $10.6                $  78.6
         Deferred                                    (2.0)                  0.1                   (1.9)
                                                   ------                 -----                -------

                                                   $ 66.0                 $10.7                $  76.7
                                                   ======                 =====                =======

         1995
         ----

         Current                                   $115.6                 $10.8                $ 126.4
         Deferred                                   (60.4)                 (5.3)                 (65.7)
                                                   ------                ------                -------

                                                   $ 55.2                  $5.5                $ 60.7
                                                   ======                ======                =======

         The following is a reconciliation of total tax expense to an amount computed by applying the statutory federal income tax rate to pretax income (in millions):


         For the years ended December 31,                       1997           1996          1995
         --------------------------------                      -----           ----          ----
         Net income                                            $(4.5)         $116.5        $106.6
         Income taxes                                           (1.4)           76.7          60.7
                                                                -----         ------        ------
         Income before income taxes                            $(5.9)         $193.2        $167.3
                                                               ======         ======        ======
         Amount derived by multiplying pretax
             income by statutory rate                          $(2.0)          $67.6         $58.6

         Reconciling items multiplied by statutory rate:

         Adjustments to pre-acquisition federal
                 tax reserve                                       -               -          (2.6)
         State income taxes, net of federal income
                 tax benefit                                     0.7             7.0           3.6
         Other                                                  (0.1)            2.1           1.1
                                                               -----          ------         -----
         Total income taxes                                    $(1.4)          $76.7         $60.7
                                                               =====          ======         =====

         As a result of the Company's recapitalization (Note 2), pretax income is substantially reduced by interest expense on the ESOP note and the $1.6 billion note payable to Occidental. A number of states in which the Company does business require the filing and payment of state income taxes on a "separate entity" basis. On a separate entity basis, the interest expense cannot be fully utilized for state income tax purposes.

         Tax effects of temporary differences were as follows (in millions):


                                                               December 31, 1997           December 31, 1996
                                                             Deferred      Deferred      Deferred     Deferred
                                                                Tax          Tax            Tax          Tax
         Items Resulting in Temporary Differences             Assets      Liabilities     Assets      Liabilities
         ----------------------------------------             ------      -----------     ------      -----------
         Property, plant and equipment, net                   $     -         $1,858      $     -       $1,866

         Contract impairment reserves                              14              -           49            -

         Postretirement benefit accruals                           45              -           47            -

         State income taxes                                       123             35           91           28

         Pending regulatory matters                                 6              -           39            -

         Investment in partnerships                                 7             23            8           23

         All other                                                 92              6          107           27
                                                                   --              -          ---           --

         Total deferred taxes                                 $   287        $ 1,922       $  341       $1,944
                                                              =======        =======       ======       ======


         The Company is subject to audit by taxing authorities for varying periods in various tax jurisdictions. Management believes that any required adjustments to the Company's tax liabilities will not have a material adverse impact on its financial position.

(8)      RETIREMENT AND POSTRETIREMENT BENEFITS

         The Company's retirement and postretirement defined benefit plans are accrued based on various assumptions and discount rates, as described below. The actuarial assumptions used could change in the near term as a result of changes in expected future trends and other factors which, depending on the nature of the changes, could cause increases or decreases in the liabilities accrued.

         Pension costs for Occidental's defined benefit pension plan in which the Company's employees participate, determined by independent actuarial valuations, are funded by payments to trust funds, which are administered by independent trustees. The components of the net pension cost for 1997, 1996 and 1995 were as follows (in millions):


                                                                             1997         1996         1995
                                                                             ----         ----         ----

         Service cost - benefits earned during the period                   $1.5          $1.4         $1.4
         Interest cost on projected benefit obligation                       0.7           0.7          0.5
         Actual return on plan assets                                       (1.1)         (0.7)        (0.7)
         Net amortization and deferral                                       0.3             -          0.1
         Curtailment/settlement loss                                         0.3             -            -
                                                                        --------     ---------     --------

         Net pension cost                                                   $1.7          $1.4         $1.3
                                                                         =======       =======      =======

         The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1997 and 1996 (in millions):


                                                                    December 31,            December 31,
                                                                        1997                    1996
                                                                        ----                    ----
         Present value of the estimated pension
         benefits to be paid in the future:

         Total projected benefit obligations                            $8.5                    $10.6
         Estimated fair value of plan assets                             7.9                      9.4
                                                                       -----                     ----
         Projected benefit obligations in excess of
             plan assets                                                $0.6                     $1.2
         Unrecognized prior service benefit                              0.1                      0.1
         Unrecognized net loss                                          (0.7)                    (0.7)
                                                                      ------                   ------
         Pension liability                                            $    -                     $0.6
                                                                     =======                   ======

         The discount rate used in determining the actuarial present value of the projected benefit obligations was 7.5 percent as of December 31, 1997 and 1996. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations was 5.5 percent in 1997 and 1996. The expected long-term rate of return on assets was 8 percent in 1997 and 1996.

         The Company provides medical, dental and life insurance for certain active, retired and disabled employees and their eligible dependents. Participants pay for all medical cost increases in excess of increases in the Consumer Price Index (CPI). The benefits generally are funded by the Company as the benefits are paid during the year. The cost of providing these benefits is based on claims filed and insurance premiums paid for the period. The total benefits costs were approximately $12.8 million, $14.6 million and $15.5 million in 1997, 1996 and 1995, respectively. The 1997, 1996 and 1995 costs included $4.2 million, $5.7 million and $6.6 million, respectively, for postretirement costs, as discussed below.

         The postretirement benefit obligation at December 31, 1997 and 1996 was determined by application of the terms of medical, dental, and life insurance plans, including the effect of established maximums on covered costs, together with relevant actuarial assumptions and health-care cost trend rates projected at a CPI increase of 3.0 percent in 1997 and 1996, respectively. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was
         7.5 percent as of December 31, 1997 and 1996. The Company's funding policy generally is to pay claims as they come due with the exception of Natural which began funding for its obligation effective June 1, 1993. A FERC policy statement allows collection of these costs currently in rates as the appropriate funds are placed in an irrevocable trust. The trust was established during 1993, and assets are invested in a variety of instruments, such as bonds, money market accounts and equity investments.

         The following table sets forth the postretirement plan's status, reconciled with the amounts included in the consolidated balance sheets at December 31, 1997 and 1996 (in millions):


                                                                                     1997             1996
                                                                                     ----             ----
         Accumulated postretirement benefit obligation
             Retirees                                                                $57.7           $ 63.4
             Fully eligible actives                                                   14.8             14.3
             Other actives                                                            13.0             12.4
                                                                                    ------            -----
         Total accumulated postretirement benefit obligation                          85.5             90.1
         Plan assets at fair value                                                    34.3             34.2
                                                                                     -----            -----
         Unfunded status                                                              51.2             55.9
         Unrecognized net gain                                                        43.4             37.9
                                                                                    ------          -------

         Accrued postretirement benefit cost                                         $94.6            $93.8
                                                                                     =====            =====

         Net periodic postretirement benefit cost for 1997, 1996 and 1995 included the following components (in millions):


                                                                                1997         1996         1995
                                                                                ----         ----         ----

         Service cost - benefits attributed to
            service during the period                                           $0.9         $1.1         $1.1
         Interest cost on accumulated postretirement
            benefit obligation                                                   6.6          7.2          7.2
         Actual return on plan assets                                           (4.5)        (1.3)        (0.7)
         Net amortization and deferral                                           1.2         (1.1)        (1.0)
         Other                                                                     -         (0.2)           -
                                                                              ------       ------       ------

         Net periodic postretirement benefit cost                               $4.2         $5.7         $6.6
                                                                              ======       ======       ======

(9)      RETIREMENT PLANS AND ESOP

         All employees are participants in a defined contribution retirement plan and are eligible to participate in a defined contribution savings plan. Effective January 1, 1997, the Company established the MidCon Corp. Retirement Plan (MRA) and the MidCon Corp. Savings Plan (MSA). Related plan assets from the Occidental Petroleum Corporation Retirement Plan and the Occidental Petroleum Corporation Savings Plan were transferred to the MRA and MSA, respectively. The plans provide for periodic contributions based on the salary and age level of employees and/or employee contributions. The Company's expense under the provisions of the plans was $11.3 million, $12.5 million and $13.2 million for 1997, 1996 and 1995, respectively. The Company's contribution under the salaried retirement plan was $6.8 million, $7.6 million and $7.7 million for 1997, 1996 and 1995, respectively. Beginning January 1, 1997, the Company's contribution under the MRA is being reduced over time pursuant to the terms of the plan.

         Effective November 20, 1996, Occidental established the ESOP for all eligible employees of the Company. Generally, the shares of the CMIC Preferred Stock held by the ESOP are released and allocated to participant accounts based on the proportion of the payment on the note for the respective period compared to the total remaining payments due on the note. Dividends on the CMIC Preferred Stock are payable at an annual rate of $21 per share, when and as declared by Occidental's Board of Directors. It is anticipated that MidCon will make discretionary annual contributions to the MidCon ESOP which, together with the annual dividends, will be used to repay the ESOP note. The Company accounts for its ESOP in accordance with AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" which requires that compensation expense be measured based on the fair value of shares committed to be released.

         The ESOP loan guarantee is recorded as an intercompany liability and the shares of CMIC Preferred Stock pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheet. Dividends on allocated ESOP shares result in a reduction to additional paid-in capital. Dividends on ESOP shares have been used to satisfy debt service. ESOP compensation expense was $2.1 million and $217,000 for 1997 and 1996, respectively. The ESOP has 52,613 and 6,151 allocated shares and 1,347,387 and 1,393,849 unreleased shares outstanding at December 31, 1997 and 1996, respectively.

(10)     STOCK BASED COMPENSATION PLANS

         Certain Company executives participate in various Occidental incentive stock plans. These plans include options with vesting terms of 3 years and maximum terms of 10 years and one month. Under these plans, 188,000, 168,000 and 143,332 options were granted for the years December 31, 1997, 1996 and 1995, respectively. In addition, 4,351, 4,589 and 10,909 of Occidental's $.20 par value restricted stock were granted during the years ended December 31, 1997, 1996 and 1995, respectively. These grants vest after 4 years (5 years for awards issued prior to December 1995) or earlier under certain conditions. Compensation expense related to these incentive stock plans recognized by the Company was $256,000, $208,000 and $205,000 for the years 1997,
         1996 and 1995, respectively.

         The Company accounts for these plans under Accounting Principles Board Opinion No. 25. The difference in compensation expense for these plans determined in accordance with SFAS No. 123, "Accounting for Stock Based Compensation" is not significant.

(11)     HEDGING ACTIVITIES

         The Company uses commodity futures contracts, options and swaps to hedge the impact of natural gas price fluctuations related to three major categories of business: purchases for and sales from storage, fixed-price sales and purchase contracts, and transportation.

         STORAGE

         Storage activities consist of purchasing and injecting natural gas into storage during low-price, low-demand periods (typically the months of April through October) and withdrawing that gas for sale during high-price, high-demand periods (typically the period from November through March). These periods may vary depending primarily on weather conditions and competing fuel prices in the market areas. The Company uses derivatives (mainly futures contracts) to hedge the sales and purchase prices related to its storage program. The hedging contracts used have terms of less than 18 months. Gains and losses on these hedging contracts are deferred and recognized in income when the transactions being hedged are finalized. A small number of options were sold against inventory capacity or physical inventory with results included in periodic income.

         FIXED-PRICE SALES AND PURCHASES

         Fixed-price gas sales and purchase contracts vary by agreement. If a contract is hedged, hedges are placed nearly simultaneously with the consummation of most of the sales-purchase agreements. All agreements are for less than 24 months.

         The Company transports gas using its own capacity and under agreements with various other pipeline companies. The transport value is hedged from time to time using geographic basis swap contracts with terms of 18 months or less.

         Gains and losses on these hedging contracts are deferred and recognized in income when the transactions being hedged are finalized. NYMEX, Kansas City Board of Trade (KCBT), (collectively, the Exchanges) and over-the-counter (OTC) hedge instruments are utilized.

         All hedging activity is matched to physical natural gas buying and selling activity and is done with natural gas futures or derivative instruments. There is essentially no discrepancy with regard to timing, i.e., hedges are placed for the same month in which the price risk for the underlying physical movement is anticipated to occur, based on analysis of sales and purchase contracts and historical data. Hedges are removed upon consummation of the underlying physical activity. All deferred gains or losses are then recognized. Because the commodity covered by the Exchanges' natural gas futures contracts is substantially the same commodity that the Company buys and sells in the physical market, no special correlation studies, other than monitoring the degree of convergence between the futures and the cash markets, are deemed necessary. Geographic basis risk (the difference in value of gas at the Exchanges' delivery points versus the points of the Company's transaction) is monitored and where appropriate, hedged using OTC instruments. Exchange-traded futures and options are valued using settlement prices published by the Exchanges. OTC options are valued using a standard option pricing model that requires published exchange prices, market prices and volatility and the time value of money. Swaps are valued comparing current broker quotes for price and basis with the corresponding price or basis in the related swap agreement and then discounting the result to present value.

         Although futures and options traded on the Exchanges are included in the table below, they are not financial instruments as defined in GAAP, since physical delivery of natural gas may be, and occasionally is, made pursuant to these contracts. However, they are a major part of the Company's commodity risk management program.

         The following table summarizes the types of hedges used and the related financial information as of December 31, 1997 and 1996:



                                               EXCHANGES                   OVER-THE-COUNTER(b)                        TOTAL
NOTIONAL VOLUMES IN PC     HEDGES OF      1997           1996             1997              1996             1997             1996
----------------------     ---------      ----           ----             ----              ----             ----             ----
Price Hedge:
   Futures (a)             Purchases        27             32                -                 -                27              32
                           Sales             1              -                -                 -                1                -
   Swaps                   Purchases         -              -                2                 -                2                -
                           Sales             -              -                -                 1                -                1
   Options (a)             Purchases         -              -                1                 2                1                2
                           Sales             -              -                6                 -                6                -
   Basis Hedge:
     Basis Swaps (c)       Purchases         -              -               66                33               66               33
                           Sales             -              -               36                34               36               34


--------------------------------------------------------------------------------


                                         EXCHANGES           OVER-THE-COUNTER             BOOK VALUE              FAIR VALUE
DOLLARS IN MILLIONS                1997            1996     1997          1996       1997           1996     1997           1996
-------------------                ----            ----     ----          ----       ----           ----     ----           ----
Deferred net gains
               (losses):
   Firm commitment/
      forecast transactions        $(10)            $(3)     $6           $ -
Assets:
    Basis swaps                                                                      $ -            $ -      $6             $1





--------------------------------------------------------------------------------

(a) Not financial instruments as defined in GAAP, but included as they are a major part of the program.

(b) The average weighted term is less than twelve months. The notional volumes are hedged with counterparties with a BBB or better credit rating at ninety-five percent in 1997 and ninety percent in 1996.

(c) Basis swaps are utilized to hedge the geographic price differentials due primarily to transportation cost and local supply-demand factors.

(12)     LEASES

         Rent expense under primarily operating leases were $43.5 million, $14.6 million and $13.9 million in 1997, 1996 and 1995, respectively.

         At December 31, 1997, future minimum rental commitments under noncancelable operating leases, including the MTPO lease agreement (see
         Note 2.d), were as follows (in millions):

                    Calendar Year
                    -------------

                        1998                                                    $32.5
                        1999                                                     33.7
                        2000                                                     33.8
                        2001                                                     32.8
                        2002                                                     52.3
                        Remaining years                                         801.4
                                                                               ------
                        Total                                                  $986.5
                                                                               ======

         At December 31, 1997, future rental receipts under noncancelable subleases were as follows (in millions):

                   Calendar Year

                        1998                                                   $1.1
                        1999                                                    1.1
                        2000                                                    1.1
                        2001                                                    1.1
                        2002                                                    0.7
                        Remaining years                                           -
                                                                             ------
                        Total                                                  $5.1
                                                                             ======


(13)     TRANSACTIONS WITH AFFILIATES

         Excess funds are invested with Occidental through its centralized cash-management system. All intercompany loans are evidenced by a cash management agreement. Interest earned or charged is calculated at prevailing market rates.

         Occidental provides and directly bills the Company for various services including information technology services, administrative services for payroll, and employee benefits for which the Company was allocated approximately $3.8 million, $5.2 million and $5.4 million for 1997, 1996 and 1995, respectively. In addition, Occidental charges the Company for expense incurred on its behalf such as insurance. All these charges, which were part of the noninterest-bearing long-term intercompany liability at December 31, 1997 and 1996, approximate the amounts management believes would be incurred if the Company were to independently secure these services. The charges for these services are not reflected in the table on the following page.

         Effective January 1, 1997, MidCon entered into a 10-year service agreement with Occidental. This agreement provides for the continuation of various services performed on the Company's behalf by Occidental. The initial annual fee for these services will be $13 million through December 31, 2001, after which time the fee will be renegotiated. The services provided will include, among others, insurance administration, internal audit, legal and investor relations. In addition, the agreement provides for the allocation of certain out-of-pocket expenses incurred on the Company's behalf and for separate fees to be billed to the Company by Occidental for such services as tax, regulatory compliance, payroll and benefits and information technology. The fees charged are reflected for the year ended December 31, 1997, as "Charges for Occidental's general and administrative costs" indicated in the table below.

         Pursuant to the terms of the definitive agreement to sell MidCon to KN Energy, Inc. (see Note 1), Occidental will terminate this service agreement. Occidental and KN Energy, Inc. will negotiate an interim service agreement between Occidental and MidCon for the continuation of any of the services provided by Occidental to MidCon under the former service agreement.

         Principal transactions with affiliated companies, except as disclosed elsewhere in these financial statements, were as follows (in millions):


For the years ended December 31,                                  1997         1996          1995
                                                                  ----         ----          ----

Affiliated company transactions:

      Transfer of trade receivables (See note 3.d)             $  345.5      $  410.6      $  219.8

      Fees and expenses on trade receivables transferred       $   13.5      $   10.4      $    8.4
                                    (See note 3.d)

      Sales, transportation and storage of natural gas
        and other revenues                                     $    2.2      $    3.7      $    2.8

      Purchases and transportation
        of natural gas                                         $   36.3      $    2.1      $    0.9
      Charge for Occidental's
        general and administrative costs                       $   13.0      $   18.3      $   21.1
      Net interest expense (See notes 2.a and 2.b)             $ (218.8)     $  (66.1)     $  (11.6)

Pipeline venture transactions:
      Cash distributions                                       $   15.2      $   14.1      $   16.8
      Transportation of natural gas charged to
         operation expense                                     $    8.6      $    8.3      $    9.8

(14)     GAS STORED UNDERGROUND

         At December 31, 1997 and 1996, Natural's current top gas storage inventory, which is accounted for on the LIFO method, was $6.0 million and $5.0 million, respectively. Noncurrent top gas inventory is stated on the LIFO method. The current value of the noncurrent top gas inventory exceeded the LIFO valuation by $147.1 million and $413.7 million at December 31, 1997 and 1996, respectively. Noncurrent cushion gas inventory is stated at average cost.

(15)     PIPELINE VENTURES

         Investments in active companies in which the Company has a voting interest of not more than 50 percent are accounted for on the equity method. At December 31, 1997, the Company's equity investments consisted primarily of:

                  Investee                                         Ownership Interest

                  West Cameron Dehydration Company                        50%
                  Stingray Pipeline Company                               50%
                  Gulf Processing                                         50%
                  U-T Offshore System                                     33 1/3%
                  Trailblazer Pipeline Company                            33 1/3%
                  High Island Offshore System                             20%
                  Overthrust Pipeline Company                             18%

                     Summarized financial information of these ventures is set forth below (in millions):



                  For the years ended December 31,                 1997          1996           1995
                                                                   ----          ----           ----
                  Operating revenues                              $114.4        $116.3         $138.1
                  Costs and expenses                                70.2          65.9           72.2
                                                                  ------        ------         ------
                  Net income                                      $ 44.2        $ 50.4         $ 65.9
                                                                 =======        ======         ======


                  Balance at December 31,                      1997                    1996
                  -----------------------                      ----                    ----

                  Current assets                              $ 54.8                  $ 79.2
                  Noncurrent assets                           $273.4                  $290.9
                  Current liabilities                         $ 42.9                  $ 69.1
                  Noncurrent liabilities                      $137.2                  $145.2
                  Stockholders' equity                        $148.1                  $155.8

           In accordance with project financing arrangements of certain of these ventures and under tariffs approved by the FERC, Natural is required to pay demand charges to certain of these ventures for contracted transportation services. The demand charges for the years 1997, 1996 and 1995 were approximately $11.1 million, $10.7 million and $9.2 million, respectively.


(16)       CONCENTRATION OF CREDIT RISK

           The Company sells and transports natural gas in interstate and intrastate commerce primarily in the central and Gulf regions of the United States, respectively. Although affected by the economic climate for natural gas, the end-use market of these companies' customers is diversified among residential, commercial and industrial users. These companies mitigate credit risk by requiring collateral or financial guarantees and letters of credit from customers with specific credit concerns.

(17)       YEAR 2000 COMPLIANCE

           The Company has completed an assessment of its information systems to determine what modifications, if any, are necessary for proper functioning of these systems in the year 2000. Cost related to maintenance or modification of these systems will be expensed as incurred. The Company does not anticipate the related costs will have a material impact on its results of operations.

(18)       DIVIDEND OF SUBSIDIARY

           On January 20, 1998, the Company dividended at net book value its interest in MidCon Power (Note 1) to Occidental. The net loss for these operations was $861,000 and $581,000 for the years ended December 31, 1997 and 1996, respectively.

(19)       EVENT (UNAUDITED) SUBSEQUENT TO DATE OF AUDITORS' REPORT

           On January 28, 1998, the Company dividended at net book value its interest in MCN Coal Gasification Company to Occidental. The net income for these operations was $5,000 and $4,500 for the years ended December 31, 1997 and 1996, respectively. Also on January 28, 1998, the Company will declare a dividend to Occidental payable immediately in accordance with the definitive agreement to sell the Company (see
           Note 1).

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS



     The following unaudited pro forma financial statements give effect to (i) the acquisition of MidCon by K N Energy, Inc. ("K N") (see K N's Report on Form 8-K/A dated February 12, 1998) (the "Acquisition") and (ii) the anticipated issuance of 10,000,000 shares of K N's common stock, par value $.01 per share (the "Equity Offering") and $2.35 billion aggregate principal amount of senior notes of varying maturities (the "Senior Note Offerings" and, together with the Equity Offering, the "Offerings"). The unaudited pro forma condensed balance sheet as of September 30, 1997 is presented as if the Acquisition and the Offerings had occurred on that date. The unaudited pro forma condensed statements of income for the year ended December 31, 1996 and the nine months ended September 30, 1997 assume that the Acquisition and the Offerings occurred at the beginning of each such period. The Acquisition will be recorded as a purchase for accounting purposes and, accordingly, the assets acquired and liabilities assumed will be recorded at their estimated respective fair market values.


     The unaudited pro forma financial statements should be read in conjunction with the historical financial statements of K N and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in K N's 1996 Annual Report on Form 10-K and the historical financial statements of MidCon included in K N's Report on Form 8-K dated January 16, 1998. The unaudited pro forma condensed statements of income are not necessarily indicative of the financial results that would have occurred had the Acquisition been consummated on the dates indicated, nor are they necessarily indicative of future financial results. Results for the interim periods are not necessarily indicative of results to be expected for a full year.

     The pro forma adjustments are based on preliminary assumptions and estimates made by K N's management and do not reflect adjustments for anticipated operating efficiencies and cost savings which K N expects to achieve as a result of the Acquisition. The actual allocation of the consideration paid by K N for MidCon may differ from that reflected in the unaudited pro forma combined condensed financial statements after a more extensive review of the fair market values of the assets acquired and liabilities assumed has been completed. Amounts allocated will be based upon the estimated fair values at the closing date of the Acquisition, which amounts could vary significantly from the amounts at September 30, 1997.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET



                               SEPTEMBER 30, 1997


                                 (IN THOUSANDS)



                                                         ASSETS
                                                                      HISTORICAL                     PRO FORMA
                                                               -------------------------    ----------------------------
                                                               K N ENERGY      MIDCON       ADJUSTMENTS       COMBINED
                                                               ----------    -----------    -----------      -----------
Current Assets:

  Cash and Cash Equivalents..................................  $  18,819     $     6,278    $   (6,278) (a)  $    18,889
  Investment in U.S. Government Securities...................         --              --       319,804 (b)       319,804
  Restricted Deposits........................................      6,448          30,678                          37,126
  Accounts Receivable........................................    192,523         448,916                         641,439
  Materials and Supplies.....................................     14,998          11,320                          26,318
  Gas in Underground Storage.................................     23,660          73,312                          96,972
  Prepaid Gas................................................      9,572              --                           9,572
  Other Prepaid Expenses.....................................     14,983           3,771                          18,754
  Net Properties to Be Dividended, Net of Tax................         --         303,452      (303,452) (c)           --
  Gas Imbalances and Other...................................     70,995          91,315                         162,310
                                                               ----------    -----------    -----------      -----------
                                                                 351,998         969,042        10,074         1,331,114
Investments..................................................     75,197          53,498                         128,695
Property, Plant and Equipment, at Cost.......................  1,861,679       7,049,437      (179,078) (d)    8,732,038
Accumulated Depreciation and Amortization....................   (542,905)     (1,617,826)                     (2,160,731)
                                                               ----------    -----------    -----------      -----------
Net Property, Plant and Equipment............................  1,318,774       5,431,611      (179,078)        6,571,307
Long-Term Receivable -- Occidental Petroleum.................         --          31,390       (31,390) (e)           --
Deferred Charges and Other Assets............................    106,488          24,972        17,500 (b)       148,960
                                                               ----------    -----------    -----------      -----------
        Total Assets.........................................  $1,852,457    $ 6,510,513    $ (182,894)      $ 8,180,076
                                                               ==========     ==========    ===========       ==========

                                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current Maturities of Long-Term Debt.......................  $  19,055              --            --       $    19,055
  Notes Payable..............................................    285,000              --    $2,207,696 (a)            --
                                                                                            (2,012,696) (b)
                                                                                              (480,000) (g)
                                                                                              (285,000) (h)
                                                                                               285,000 (h)
  Substitute Note............................................         --              --     1,481,467 (f)     1,481,467
  Accounts Payable...........................................    173,070     $   290,660                         463,730
  Accrued Expenses...........................................     25,952              --        10,000 (d)        35,952
  Accrued Taxes..............................................     26,673              --                          26,673
  Dividend Payable...........................................         --         303,452      (303,452) (c)           --
  Current portion of ESOP Debt...............................         --          12,574       (12,574) (i)           --
  Gas Imbalances and Other...................................     51,045         197,808       (37,700) (i)      211,153
  Interest Payable to Affiliates.............................         --          82,867       (82,867) (f)           --
                                                               ----------    -----------    -----------      -----------
                                                                 580,795         887,361       769,874         2,238,030
Deferred Liabilities, Credits and Reserves:
  Deferred Income Taxes......................................    131,567       1,690,440       (64,468) (d)    1,726,149
                                                                                               (31,390) (e)
  Other......................................................     26,628         238,346                         264,974
                                                               ----------    -----------    -----------      -----------
                                                                 158,195       1,928,786       (95,858)        1,991,123
ESOP Debt....................................................         --       1,386,026    (1,386,026) (i)
Long-Term Debt...............................................    410,498       1,600,000    (1,600,000) (k)    2,760,498
                                                                                             2,350,000 (b)
K N-Obligated Mandatorily Redeemable Preferred Capital
Trust Securities of Subsidiary Trust holding solely
  debentures of K N..........................................    100,000              --                         100,000
Minority Interests in Equity of Subsidiaries.................     31,160           7,456                          38,616
Stockholders' Equity:
  Preferred Stock............................................      7,000              --                           7,000
  Common Stock...............................................    157,232              14           (14) (l)      207,232
                                                                                                50,000 (g)
  Additional Paid-in Capital.................................    252,030       1,970,375    (1,970,375) (l)      682,030
                                                                                               430,000 (g)
  Retained Earnings..........................................    166,099          89,497       (89,497) (l)      166,099
  Unearned ESOP Shares.......................................         --      (1,359,002)    1,359,002 (l)            --
  Deferred Compensation......................................     (9,667)             --                          (9,667)
  Treasury Stock.............................................       (885)             --                            (885)
                                                               ----------    -----------    -----------      -----------
      Total Common Stockholders' Equity......................    564,809         700,884      (220,884)        1,044,809
                                                               ----------    -----------    -----------      -----------
      Total Stockholders' Equity.............................    571,809         700,884      (220,884)        1,051,809
                                                               ----------    -----------    -----------      -----------
        Total Liabilities and Stockholders' Equity...........  $1,852,457    $ 6,510,513    $ (182,894)      $ 8,180,076
                                                               ==========     ==========    ===========       ==========



    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME


                          YEAR ENDED DECEMBER 31, 1996


                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                   HISTORICAL                     PRO FORMA
                                            -------------------------     --------------------------
                                            K N ENERGY       MIDCON       ADJUSTMENTS      COMBINED
                                            ----------     ----------     -----------     ----------
Operating Revenues......................... $1,443,174     $2,574,211                     $4,017,385
                                            ----------     ----------                     ----------
Operating Costs and Expenses:
  Gas Purchases and Other Costs of Sales...  1,062,062      1,981,235                      3,043,297
  Operations and Maintenance...............    175,778        108,347                        284,125
  Depreciation and Amortization............     51,212        177,511      $  (3,761)(m)     224,962
  Taxes, Other Than Income Taxes...........     19,321         46,226                         65,547
                                            ----------     ----------     -----------     ----------
          Total Operating Costs and
            Expenses.......................  1,308,373      2,313,319         (3,761)      3,617,931
                                            ----------     ----------     -----------     ----------
Operating Income...........................    134,801        260,892          3,761         399,454
                                            ----------     ----------     -----------     ----------
Other Income and (Deductions):
  Interest Expense.........................    (35,933)       (79,626)      (203,297)(n)    (318,856)
  Minority Interests.......................     (2,946)            --                         (2,946)
  Other, Net...............................      3,794         11,903         10,387(o)       42,291
                                                                              16,207(b)
                                            ----------     ----------     -----------     ----------
Total Other Income and (Deductions)........    (35,085)       (67,723)      (176,703)       (279,511)
                                            ----------     ----------     -----------     ----------
Income Before Income Taxes.................     99,716        193,169       (172,942)        119,943
Income Taxes...............................     35,897         76,684        (63,613)(p)      48,968
                                            ----------     ----------     -----------     ----------
Net Income.................................     63,819        116,485       (109,329)         70,975
Less -- Preferred Stock Dividends..........        398             --                            398
                                            ----------     ----------     -----------     ----------
Earnings Available For Common Stock........ $   63,421     $  116,485      $(109,329)     $   70,577
                                             =========      =========      =========       =========
Earnings Per Common Share.................. $     2.14                                    $     1.78
Number of Shares Used in Computing Earnings
  Per Common Share.........................     29,624                        10,000(g)       39,624
Dividends Per Common Share................. $     1.05                                    $     1.05*


---------------
* Represents K N's historical dividends per common share


     See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

                UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME


                       NINE MONTHS ENDED SEPTEMBER 30, 1997


                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                   HISTORICAL                     PRO FORMA
                                            -------------------------     --------------------------
                                            K N ENERGY       MIDCON       ADJUSTMENTS      COMBINED
                                            ----------     ----------     -----------     ----------
Operating Revenues......................... $1,362,457     $2,063,058                     $3,425,515
                                            ----------     ----------                     ----------
Operating Costs and Expenses:
  Gas Purchases and Other Costs of Sales...  1,060,884      1,684,980                      2,745,864
  Operations and Maintenance...............    146,109         77,853      $  (2,663)(i)     221,299
  Depreciation and Amortization............     41,101        110,924          1,630(m)      153,655
  Taxes, Other Than Income Taxes...........     18,144         23,087                         41,231
                                            ----------     ----------     -----------     ----------
          Total Operating Costs and
            Expenses.......................  1,266,238      1,896,844         (1,033)      3,162,049
                                            ----------     ----------     -----------     ----------
Operating Income...........................     96,219        166,214          1,033         263,466
                                            ----------     ----------     -----------     ----------
Other Income and (Deductions):
  Interest Expense.........................    (30,991)      (181,601)         4,716(n)     (217,756)
                                                                              (9,880)(o)
  Minority Interests.......................     (5,681)            --                         (5,681)
  Other, Net...............................     14,979         18,555          9,881(o)       55,569
                                                                              12,154(b)
                                            ----------     ----------     -----------     ----------
Total Other Income and (Deductions)........    (21,693)      (163,046)        16,871        (167,868)
                                            ----------     ----------     -----------     ----------
Income Before Income Taxes.................     74,526          3,168         17,904          95,598
Income Taxes...............................     25,488             87          7,033(h)       32,608
                                            ----------     ----------     -----------     ----------
Net Income.................................     49,038          3,081         10,871          62,990
Less -- Preferred Stock Dividends..........        263             --                            263
                                            ----------     ----------     -----------     ----------
Earnings Available For Common Stock........ $   48,775     $    3,081      $  10,871      $   61,727
                                             =========      =========      =========       =========
Earnings Per Common Share.................. $     1.55                                    $     1.52
Number of Shares Used in Computing Earnings
  Per Common Share.........................     31,397                        10,000(g)       41,397
Dividends Per Common Share................. $     0.81                                    $     0.81*


---------------
* Represents K N's historical dividends per common share.


    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED


                              FINANCIAL STATEMENTS



(a)  Acquisition debt is calculated based on the following assumptions:



                                                                               (THOUSANDS)
                                                                               ----------
       Cash Consideration Paid at Closing....................................  $2,103,974
       Transaction Costs.....................................................      60,000
       Working Capital Adjustment (estimated)................................      50,000
     Less:
       MidCon Cash Balance at September 30, 1997.............................      (6,278)
                                                                               ----------
               Total Acquisition Debt........................................  $2,207,696
                                                                                =========



     The acquisition debt, which will mature 364 days after draw-down, is shown as a current liability in the accompanying unaudited Pro Forma Condensed Balance Sheet, although it is currently K N's intention to refinance a significant portion of the acquisition debt through the issuance of debt and equity securities.



(b) To record the Senior Note Offerings and application of the net proceeds of $2,332.5 million to (i) reduce short-term borrowings, including both borrowings under the bank facility utilized to effect the Acquisition (the "Bank Facility") and borrowings under the 1997 Credit Agreement, by $2,012.7 million and (ii) purchase $319.8 million of U.S. government securities to be held in partial satisfaction of K N's requirement to collateralize the Substitute Note, reducing utilization of the L/C Facility by a similar amount. See Notes (f) and (n). The Senior Note Offerings are expected to include notes with approximately 6 separate maturities with varying terms and, for purposes of preparing these pro forma financial statements, the weighted average interest rate for the entire issuance is expected to be approximately 7%. K N believes that the interest rate assumed is appropriate under current market conditions for a [BBB] rated senior debt obligation, although it may differ from the rate actually obtained at the time the debt securities are sold. A change in the assumed interest rate of 1% would change pro forma interest expense for the year ended December 31, 1996 and the nine months ended September 30, 1997 by approximately $23.5 million and $17.6 million, respectively. The U.S. government securities held as collateral for the Substitute Note as provided in the Acquisition agreement, are assumed to earn interest at the rate of 5.25%.



(c) Gives pro forma effect to the January 1, 1998 dividend by MidCon to a subsidiary of Occidental Petroleum Corporation of MidCon's 49% interest in a limited partnership which owns MidCon Texas Pipeline Corp.



(d) The following preliminary allocation of purchase price to assets acquired and liabilities assumed reflects the assumption that current assets and current liabilities are carried at historical amounts which approximate their fair market value. The fair market value of property, plant and equipment includes a gas plant acquisition adjustment of approximately $3.8 billion which represents the excess of the estimated fair market value of MidCon's interstate pipeline assets over their recorded historical cost for regulatory purposes, which will be amortized over 35 years (approximately the estimated remaining life of MidCon's interstate pipeline assets).



                                                                              (THOUSANDS)
                                                                              -----------
     CALCULATION OF PURCHASE PRICE:
       Cash Consideration Paid at Closing...................................  $ 2,103,974
       Substitute Note Payable to Occidental................................    1,481,467
       Transaction Costs....................................................       60,000
       Working Capital Adjustment (estimated)...............................       50,000
                                                                              -----------
               Total........................................................  $ 3,695,441
                                                                               ==========
     PRELIMINARY ALLOCATION OF PURCHASE PRICE
       Cash and Cash Equivalents............................................  $     6,278
       Restricted Deposits..................................................       30,678
       Accounts Receivable..................................................      448,916
       Materials and Supplies...............................................       11,320
       Gas in Underground Storage...........................................       73,312
       Other Prepaid Expenses...............................................        3,771
       Gas Imbalances and Other.............................................       91,315
       Investments..........................................................       53,498

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

                                                                              (THOUSANDS)
                                                                              -----------
       Deferred Charges and Other Assets....................................       24,972
       Property, Plant and Equipment, Net(*)................................    5,252,533
       Accounts Payable.....................................................     (290,660)
       Gas Imbalances and Other.............................................     (160,108)
       Deferred Income Taxes(**)............................................   (1,594,582)
       Other Non-Current Liabilities........................................     (238,346)
       Accrued Expenses.....................................................      (10,000)
       Minority Interest in Unconsolidated Subsidiaries.....................       (7,456)
                                                                              -----------
               Total........................................................  $ 3,695,441
                                                                               ==========



        (*) The fair market value assigned by K N, inclusive of the gas plant acquisition adjustment, is less than MidCon's historical book value (which included a gas plant acquisition adjustment of approximately $3.9 billion) by approximately $179.1 million.



       (**) The accumulated deferred income taxes associated with the assets being acquired and the liabilities being assumed (after K N's allocation of purchase price) are less than MidCon's historical accumulated deferred income taxes by approximately $64.5 million.



(e) To eliminate the receivable and corresponding deferred taxes associated with deferred intercompany gains which will be settled at closing.



(f) In accordance with the terms of the Agreement, K N issued the Substitute Note to Occidental for the total of the principal due on the ESOP Note ($1,398,600,000) plus interest accrued to date of closing on the ESOP Note ($82,867,000), totaling $1,481,467,000, bearing interest at 5.80% and maturing on January 4, 1999. K N collateralized the Substitute Note with letters of credit under the Bank Facility at the closing of the Acquisition. It is currently K N's intention to purchase government securities to replace the L/C Facility with the proceeds of the Senior Note Offerings and the Additional Offerings.



(g) Gives effect to the issuance of the 10 million shares of Common Stock at an assumed public offering price of $50 per share and application of the net proceeds therefrom to the reduction of short-term borrowings.



(h) Reflects the utilization of additional borrowings under the Bank Facility to repay the borrowings outstanding under its 1997 Credit Agreement.



(i) Gives pro forma effect to the termination of MidCon's Employee Stock Ownership Plan instituted in November 1996, including cancellation of the related debt and removal of the associated administrative expenses.



(j) Represents the elimination of the deferred net gain recorded in conjunction with MidCon's postretirement benefit plan.



(k) Gives pro forma effect to the elimination of MidCon's long-term payable to Occidental recorded in conjunction with a November 30, 1996 dividend declaration of $1.6 billion.



(l)   Represents the elimination of the historical equity balances of MidCon.



(m) The pro forma adjustments to depreciation and amortization consist of the following:



                                                                               (THOUSANDS)
                                                                               -----------
     Year Ended December 31, 1996
       Elimination of MidCon's historical depreciation and amortization, exclusive of depreciation on MidCon Texas Pipeline Corp., see Note
          (c).................................................................  $ (153,833)
       K N's recomputed depreciation and amortization, see Note (d)...........     150,072
                                                                               -----------
               Total..........................................................  $   (3,761)
                                                                                 =========
     Nine Months Ended September 30, 1997
       Elimination of MidCon's historical depreciation and amortization.......  $ (110,924)
       K N's recomputed depreciation and amortization, see Note (d)...........     112,554
                                                                               -----------
               Total..........................................................  $    1,630
                                                                                 =========

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

(n)  The pro forma adjustments to interest expense consist of the following:



                                                                               (THOUSANDS)
                                                                               -----------
     Year Ended December 31, 1996
       Elimination of MidCon's historical interest expense on its ESOP Note...  $ (12,584)
       Elimination of MidCon's historical interest expense on its $1.6 billion
          payable to Occidental...............................................    (16,502)
       Interest Expense on the concurrent Senior Note Offerings at 7.0%(*),
          see Note (b)........................................................    164,500
       Interest Expense at 5.80% on the Substitute Note, see Note (f).........     81,091
       Interest savings associated with the repayment of $285 million
          outstanding under the 1997 Credit Agreement.........................    (19,950)
       Fee for letter of credit at 0.625% used to collateralize the Substitute
          Note, see Note (f)..................................................      6,742
                                                                               -----------
               Total..........................................................  $ 203,297
                                                                                =========
     Nine Months Ended September 30, 1997
       Elimination of MidCon's historical interest expense on its ESOP Note...  $ (82,867)
       Elimination of MidCon's historical interest expense on its $1.6 billion
          payable to Occidental...............................................    (96,117)
       Interest Expense on the concurrent Senior Note Offerings at 7.0%, see
          Note (b)............................................................    123,375
       Interest Expense at 5.8% on the Substitute Note, see Note (f)..........     60,818
       Interest Expense on ESOP Administration................................        (19)
       Interest savings associated with the repayment of $285 million
          outstanding under the 1997 Credit Agreement.........................    (14,963)
       Fee for letter of credit at 0.625% used to collateralize the Substitute
          Note, see Note (f)..................................................      5,057
                                                                               -----------
               Total..........................................................  $  (4,716)
                                                                                =========



(o) To eliminate facility fees (and, in the nine months ended September 30, 1997, interest income) associated with MidCon's participation in a sale of receivables facility, which participation will terminate concurrently with closing of the Acquisition.



(p) Represents the tax effect at the effective rate (equal to (i) the statutory federal income tax rate plus (ii) the statutory state income tax rate, net of federal income tax benefit) for all pre-tax pro forma adjustments not representing permanent book/tax differences.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             K N Energy, Inc.



Dated:  February 12, 1998                    By: /s/ Martha B. Wyrsch
                                                ______________________________

                                                 Martha B. Wyrsch
                                                 Vice President, General Counsel
                                                   and Secretary

                                   EXHIBIT INDEX


EXHIBIT NO.                         DESCRIPTION
-----------                         -----------

    2 Stock Purchase Agreement, dated December 18, 1997, between Occidental Petroleum Corporation and K N Energy, Inc. (incorporated by reference to Exhibit 2.1 to the Company's registration statement on Form S-3 (File No. 333-44421)).

   23             Consent of Arthur Andersen LLP.

   99.1           Press Release dated January 30, 1998.